Exhibit 10.22
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Stitch Fix, Inc. (“Stitch Fix”) and Sachin Dhawan (“Employee”) with respect to the following facts:
A.    Employee is employed at-will by Stitch Fix as Chief Technology Officer pursuant to an offer letter dated December 20, 2021.
B.    Employee’s employment with Stitch Fix will cease effective July 14, 2023 (“Separation Date”).
C.    Stitch Fix wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment.
C.    The parties desire to settle all claims and issues that have, or could have been raised, in relation to Employee’s employment with Stitch Fix and arising out of or in any way related to the acts, transactions or occurrences between Employee and Stitch Fix to date, including, but not limited to, Employee’s employment with Stitch Fix or the termination of that employment, on the terms set forth below.
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
1.Severance Package.
1.1Severance Payment. In exchange for the promises set forth herein, Stitch Fix agrees to provide Employee with a severance payment of $300,000 which is equal to 6 months of Employee’s base salary, less all appropriate federal and state income and employment taxes and withholdings (“Severance Payment”). The Severance Payment will be paid out in a lump sum by the next Company payroll date following 60 days after Employee’s Separation Date, provided this Agreement has been executed, and not revoked, at least 14 days prior to that date. Employee acknowledges and agrees that this Severance Payment constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.
1.2Stock Vesting. Employee was granted certain a stock option award (the “Option”) and a restricted stock unit award (the “RSU”) under the Company’s equity incentive plans. Those awards shall remain governed by the applicable award notices, agreements and plan documents. The parties agree that the Option shall cease vesting as of the Separation Date and all shares subject to the Option that are unvested shall be cancelled as of such date, and no further vesting of the Option shall occur. Employee will have three (3) months following the Separation Date to exercise Employee’s vested Option for the shares that are exercisable, pursuant to the applicable stock option agreement. Vesting in the RSU shall cease as of the Separation Date and all shares subject to the RSU that are unvested shall be cancelled as of such date, and no further vesting of the RSU shall occur after the Separation Date.
1.3Payment of Healthcare Premiums. Stitch Fix further agrees to continue to pay the premiums required to continue group health insurance coverage for Employee through the entire month of January 2024 under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not obtain medical coverage through another employer or otherwise during this period.
2.General Release.
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1.1Employee unconditionally, irrevocably and absolutely releases and discharges Stitch Fix, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Stitch Fix, past and present, as well as Stitch Fix’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Stitch Fix, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Stitch Fix. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state or federal law, including, but not limited to, alleged violations of the California Fair Employment and Housing Act, the California Labor Code, the Family Medical Leave Act, the California Family Rights Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.
1.2The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers' compensation benefits or unemployment insurance benefits, as applicable, or any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.
1.3Employee understands that nothing contained in this Separation Agreement limits Employee's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Separation Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Stitch Fix. This Agreement does not limit Employee's right to receive an award for information provided to any Government Agencies.
1.4Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
1.5Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
3.California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee waives any right which Employee has or may have under Section 1542 to the full extent Employee may lawfully waive such rights pertaining to this general release of claims.
4.Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Stitch Fix or any of the other Released Parties in any court or with any governmental agency.
5.Confidentiality and Return of Stitch Fix Property. Employee understands and agrees that as a condition of receiving the Severance Package in paragraph 1, all Stitch Fix property must be returned to Stitch Fix. By signing this Separation Agreement, Employee represents and warrants that Employee will return all Stitch Fix property, data and information belonging to Stitch Fix on or before the Separation Date and agrees that Employee will not use or disclose to others any confidential or proprietary information of Stitch Fix or the Released Parties.
6.Continuing Obligations. Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Stitch Fix’s Arbitration, At-Will Employment, Confidential Information, and Inventions Assignment Agreement (“Confidentiality Agreement”), previously executed by Employee, including, but not limited to, promises not to disclose and to protect all confidential and proprietary information of Stitch Fix.
7.No Admissions. By entering into this Separation Agreement, Stitch Fix and the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
8.Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.
1.1Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
1.2Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by email to legal-notices@stitchfix.com on or before the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due and payable in accordance with paragraph 1 above after the Effective Date, provided Employee does not revoke.
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1.3Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
9.Affirmation. Employee affirms that other than the Severance Payment referenced herein, Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled, up to the date signed by Employee.
10.Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
11.Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
12.Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
13.Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of Stitch Fix’s Confidentiality Agreement previously executed by Employee, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter, including that certain offer letter dated December 20, 2021. This Agreement may be amended only by a written instrument executed by all parties hereto.
THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND AND AGREE TO EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Employee
Dated: __7/20/23___________________    /s/ Sachin Dhawan
Sachin Dhawan
Stitch Fix, Inc.
Dated: _7/13/23____________________    By:/s/ Matt Baer
Matt Baer
CEO

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